Exhibit 21


                     SUBSIDIARIES OF SILICONIX INCORPORATED

                                     Jurisdiction
                                     of Incorporation                    Percent
         Subsidiary                  or Organization                     Owned
         ----------                  ---------------                     -----

1.   Siliconix Limited               United Kingdom                      100%

2.   Siliconix (Taiwan) Limited      Taiwan                              100%

3.   Siliconix, Ltd. (Taiwan)        Taiwan                              100%

4.   Siliconix Technology C.V.       Netherlands                         100%

5.   Siliconix Technology B.V.       Netherlands                         100%

6.   Siliconix Semiconductor, Inc.   United States (Delaware)            100%

7.   Vishay Siliconix, LLC           United States (Delaware)            100%

8.   Shanghai Simconix Co. Ltd.      People's Republic of China           95%

9.   Siliconix Israel                Israel                              100%